Exhibit 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

or

Michelle M. Le Roy

Investor Relations

(212) 297-1000

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP. REPORTS

EARNINGS OF $0.15 PER SHARE FOR THE

FOURTH QUARTER AND YEAR-ENDED 2004

Fourth Quarter and Year-end Highlights

•                  Generated net income available to shareholders of $2.0 million, or $0.15 per share, and revenues of $5.6 million

•                  Closed 10 separate investments during the fourth quarter, totaling $284.0 million, thereby deploying all equity proceeds from the August 2004 initial public offering

•                  Closed 15 separate investments totaling $406.6 million, net of fees and discounts, since inception of the Company and through December 31, 2004

•                  Raised $95.0 million through a direct issuance of 5.5 million shares of common stock

•                  Increased borrowing capacity by $300 million through:

•                  New $200 million secured credit facility with Goldman Sachs Mortgage Company, and

•                  Expansion of an existing secured credit facility with Wachovia Capital Markets, LLC

•                  Declared initial quarterly dividend of $0.15 per common share

Summary

NEW YORK, N.Y. – January 19, 2005 – Gramercy Capital Corp. (NYSE: GKK) today reported net income available to common shareholders of $2.0 million, or $0.15 per share, for the quarter and year-ended December 31, 2004.  The Company completed 10 separate investments totaling $284.0 million, before the effect of fees and discounts, generated investment income of $5.6 million, and net income available to common shareholders of $2.0 million during the fourth quarter. At December 31, 2004, total assets were $514.0 million, total liabilities were $245.1 million, and stockholders’ equity was $268.9 million.

Commenting on the Company’s performance and outlook for 2005, Marc Holliday, President and Chief Executive Officer of Gramercy Capital Corp., said, “Gramercy is building a substantial presence in the commercial real estate specialty finance sector. The pace of management’s investment, more than $400 million as of year-end, has exceeded our expectations. The Company’s disciplined pursuit of high risk-adjusted returns from first mortgage and B note investments is producing the mix of assets and earnings sought by shareholders and the management team. We expect 2005 will bring with it continued growth, a broader product and geographic mix, and a deeper bench of real estate professionals at Gramercy.”

Investment Activity

Since the initial public offering in August 2004 and through year-end, the Company has closed 15 separate investments totaling $406.6 million, net of fees and discounts, and generated investment income of $6.8 million. The aggregate carrying values, allocation by product type and weighted average coupons of the Company’s investments as of December 31, 2004 were as follows:

	Investments net of fees and discounts	Allocation by Investment Type	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
	($ in millions)
Investment Amount ($ in millions)	$406.6		$42.1	$364.5

Whole Loans / Senior Interests	$155.2	38%	—	373 bps

Subordinate Investments	240.5	59%	9.57%	640 bps

Commercial Mortgage Backed Securities	10.9	3%	13.49%	—

Total / Average	$406.6	100%	10.58%	526 bps

The weighted average spread to LIBOR was approximately 526 basis points in comparison to 730 basis points on September 30, 2004, reflecting a growing share of first mortgage loans in the Company’s portfolio. The weighted average first-dollar and last-dollar loan-to-value ratios for the Company’s investments were 41% and 71%, respectively; and the weighted average remaining term of the Company’s investments was approximately 2.1 years as of year-end.

Key investment transactions completed during the fourth quarter included:

•                  $40.5 million first mortgage loan commitment to two entities sponsored by Forest City Ratner Companies (“FCRC”). As of December 31, 2004, $29.1 million of the $40.5 million was funded. The loan permitted FCRC to acquire various residential and commercial buildings in Brooklyn, New York. This is the first phase of a multi-year $2.5 billion project being undertaken by FCRC that will include the development of a new Frank Gehry-designed arena for the New Jersey Nets basketball team and an extensive office, retail and residential project at the intersection of Flatbush and Atlantic Avenues. The loan has an initial maturity of twenty-four months, bears interest at a rate of LIBOR plus 350 basis points, and is expected to be repaid prior to development of the arena.

•                  $84.7 million first mortgage loan secured by 32 separate office and warehouse/distribution properties comprising 1.9 million rentable square feet, and one 22-acre land parcel. The properties are located in urban centers in Florida, Tennessee, North Carolina, and Georgia. The investment matures in 33 months and bears interest at a rate of LIBOR plus 305 basis points.

Operating Results

Investment income was $5.6 million for the quarter and $6.8 million for the year-ended December 31, 2004. Other income of $65,000 for the quarter ended and $310,000 for the year-ended December 31, 2004, primarily represents investment income from short-term marketable securities in which cash proceeds from the Company’s issuance of common stock were invested until deployed into commercial real estate investments.

Pursuant to existing management, outsourcing and servicing agreements, the Company paid fees of $1.2 million and $2.0 million for the fourth quarter and year-ended December 31, 2004, respectively, to affiliates of SL Green Realty Corp. Interest expense of $1.4 million for the quarter ended and $1.5 million for the year-ended December 31, 2004, is primarily associated with outstanding balances on the Company’s credit facilities, which had a weighted average interest rate of LIBOR plus 199 basis points as of December 31, 2004.

Funding and Liquidity

Gramercy Capital Corp. held cash and cash equivalents of $39.1 million at year-end, which included $34.5 million cash proceeds from the portion of the secondary offering that closed on December 31, 2004. All cash equity proceeds from the initial public offering have been invested. As of December 31, 2004, outstanding debt totaled $238.9 million, resulting in a ratio of debt-to-total assets of 46%.

During and immediately subsequent to the fourth quarter, the Company increased investment capacity through issuance of common stock and expansion of credit facilities as follows:

•                  Raised approximately $95.0 million through the issuance of 5.5 million shares of common stock. 4,225,000 shares of common stock were sold directly to various institutional investors and 1,275,000 shares of common stock were sold to SL Green Realty Corp. pursuant to a private placement at a price of $17.27 per share. SL Green Realty Corp. purchased shares sufficient to maintain, after the private placement, substantially the same ownership percentage interest in Gramercy Capital Corp. The transaction settled on two dates: 1) December 31, 2004 in the amount of $34.5 million and 2) January 3, 2005 in the amount of $60.4 million, which is reflected as stock subscription receivable as of December 31, 2004.

•                  Increased the Company’s secured credit facility with Wachovia Capital Markets, LLC by $100 million to $350 million. The credit facility has an investment period of 364 days, an initial term of three years, and one 12-month extension option. The facility bears interest at varying spreads to LIBOR and an advance rate that varies based upon the collateral pledged.

•                  Closed a $200 million secured warehouse-financing facility with Goldman Sachs Mortgage Company, an affiliate of Goldman Sachs & Co, which had an effective date of January 3, 2005. This facility has an investment period of three years, a term of three years, and one six-month extension period. The facility bears interest at varying spreads to LIBOR and has advance rates that vary based upon the collateral pledged.

The Company intends to index-match investments and liabilities used to fund investments whenever possible. The Company will continue discussions with several institutional lenders regarding additional intermediate and long-term credit facilities that will enhance the diversification of its funding sources and further improve its ability to match the indices and duration of its investments and liabilities.

Dividends

The Board of Directors of Gramercy Capital Corp. declared an initial quarterly dividend of $0.15 per common share for the quarter ended December 31, 2004. The dividend was paid on January 14, 2005, to shareholders of record at the close of business on December 31, 2004. The Board of Directors adopted a dividend policy under which it generally intends to distribute to its shareholders approximately 100% of its taxable income in the form of dividends.

Commenting on the Company’s financial results, Bob Foley, Chief Financial Officer, remarked, “During the fourth quarter, we significantly expanded our capital base, and have more than $300 million of new debt capacity as we enter 2005. We will continue to leverage our relationships to secure cost efficient capital and to source attractive investment opportunities directly from borrowers and from financial institutions. We generally intend to distribute 100% of the Company’s taxable income to our shareholders in accordance with the Board of Director’s dividend policy.”

Company Profile

Gramercy Capital Corp. is a specialty finance company that lends to commercial property owners throughout the United States. The Company specializes in the origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans and preferred equity investments. The Company has a market equity capitalization of approximately $400.1 million. Since its initial public offering in August 2004, the Company has originated or invested in $406.6 million of financings, consisting primarily of subordinate mortgage participations and whole loans.

Conference Call

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio web cast on Thursday, January 20, 2005 at 2:00 p.m. EST to discuss fourth quarter and year-end 2004 financial results. The conference call may be accessed by dialing (800) 289-0496 Domestic or (913) 981-5519 International. No pass code is required. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s web site at www.gramercycapitalcorp.com.

A replay of the call will be available through Wednesday, January 26, 2005, by dialing (888) 203-1112 Domestic or (719) 457-0820 International, using pass code 595481.

To review Gramercy Capital Corp.’s latest news release and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Disclaimer

Non-GAAP Financial Measures

During the January 20, 2005, conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.

Condensed Statement of Operations - Unaudited

(Amounts in thousands, except per share data)

	For the Three Months Ended December 31, 2004	For the Three Months Ended September 30, 2004	For the Period April 12, 2004 (formation) through December 31, 2004
Revenues
Investment income	$5,614	$1,227	$6,841
Other income	65	245	310
Total revenues	5,679	1,472	7,151

Expenses
Interest expense	1,400	63	1,463
Management fees	1,179	786	1,965
Depreciation and amortization	33	5	38
Marketing, general and administrative	1,026	332	1,358
Total expenses	3,638	1,186	4,824

Income from continuing operations	2,041	286	2,327

GKK formation costs	—	275	275

Net income available to common shareholders	$2,041	$11	$2,052

Basic earnings per share:
Net income available to common shareholders	$0.15	$0.00	$0.15
Diluted earnings per share:
Net income available to common shareholders	$0.15	$0.00	$0.15

Basic weighted average common shares outstanding	13,334	13,313	13,325
Diluted weighted average common shares and common share equivalents outstanding	13,340	13,321	13,501

Gramercy Capital Corp.

Condensed Balance Sheets - Unaudited

(Amounts in thousands, except per share data)

	December 31, 2004	April 12, 2004

Assets:
Cash and cash equivalents	$39,094	$200
Restricted cash	1,901
Loans and other lending investments, net	395,717	—
Commercial mortgage backed securities, net	10,898
Stock subscriptions receivable	60,445
Accrued interest	2,921	—
Deferred financing costs	2,044
Deferred costs	189	—
Derivative instruments at fair value	249	—
Other assets	589	—
Total assets	$514,047	$200

Liabilities and Stockholders’ Equity:
Credit facilities	238,885	—
Management fees payable	416	—
Dividend and distributions payable	1,951
Accounts payable and accrued expenses	1,935	—
Other liabilities	1,901	—
Total liabilities	245,088	—

Commitments and contingencies	—	—

Stockholders’ Equity:
Preferred stock, par value $0.001, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, par value $0.001, 100,000,000 shares authorized 15,312,500 and 500,000 shares issued and outstanding at December 31, 2004 and April 12, 2004, respectively	$15	$1
Additional paid in capital	268,562	199
Accumulated other comprehensive income	282	—
Retained earnings	100	—
Total stockholders’ equity	268,959	200

Total liabilities and stockholders’ equity	$514,047	$200